EXHIBIT 4.1
Published CUSIP Number: 42330P 10 7
CREDIT AGREEMENT
Dated as of July 3, 2006
among
HELIX ENERGY SOLUTIONS GROUP, INC.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
Amegy Bank National Association,
JPMorgan Chase Bank, NA,
Natexis Banques Populaires, and
Whitney National Bank,
as Co- Syndication Agents,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

(continued)

(continued)

(continued)

(continued)

(continued)
SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.11	Tax Sharing Agreements
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Existing Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees
EXHIBITS

Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Oil and Gas Property Certificate
 -vi-

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of July 3, 2006, among HELIX ENERGY SOLUTIONS GROUP, INC., f/k/a Cal Dive International, Inc., a Minnesota corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.
     “Acquisition Consideration” means the consideration paid or incurred by the Borrower or any of its Subsidiaries for an Acquisition, including the sum of (without duplication) (a) the fair market value of any cash, assets, Equity Interests or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) plus (c) the amount of transaction related contractual payments such as amounts payable under noncompete, consulting, and similar agreements, in each case, paid or incurred in connection with such Acquisition by the Borrower or any of its Subsidiaries.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Applicable Margin” means, from time to time, the following percentages per annum, based, in the case of Revolving Credit Loans and Letter of Credit Fees, upon the Consolidated Leverage Ratio as set forth below:
Applicable Margin

			Eurodollar Rate		Base Rate
Pricing	Consolidated	Commitment	(Revolving		(Revolving
Level	Leverage Ratio	Fee	Credit Loans) +	Letters of Credit	Credit Loans) +

1	Less than 0.75x	0.20%	1.00%	1.00%	0.00%

2	Greater than or equal to 0.75x but less than 1.25x	0.25%	1.25%	1.25%	0.25%

3	Greater than or equal to 1.25x but less than 1.75x	0.30%	1.50%	1.50%	0.50%

4	Greater than or equal to 1.75x but less than 2.25x	0.375%	1.75%	1.75%	0.75%

5	Greater than or equal to 2.25x but less than 2.75x	0.375%	2.00%	2.00%	1.00%

6	Greater than or equal to 2.75x	0.50%	2.25%	2.25%	1.25%
Applicable Margin

Eurodollar Rate – Term Loans	Base Rate – Term Loans

2.00% until the date, if any, that the Borrower’s Issuer Rating from S&P is at least BB- and its Corporate Family Rating from Moody’s is at least B1, and from and after that date, 1.75%	1.00% until the date, if any, that the Borrower’s Issuer Rating from S&P is at least BB- and its Corporate Family Rating from Moody’s is at least B1, and from and after that date, 0.75%

Initially, the Applicable Margin for Revolving Credit Loans and Letter of Credit Fees shall be determined based upon the Consolidated Leverage Ratio specified in the certificate delivered pursuant to Section 4.01(a)(ix). Thereafter, any increase or decrease in the Applicable Margin for Revolving Credit Loans and Letter of Credit Fees resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating such change is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered to the Administrative Agent.
     “Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Asset Disposition” means any Disposition of property or series of related Dispositions of property other than pursuant to Sections 7.05(a)–(f), (g) (except to the extent of any cash or Cash

Equivalent portion of consideration received), (h)-(i), (j)(i), (k) – (l), (m) (except to the extent of any cash or Cash Equivalent portion of consideration received) and (o).
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Availability” means, as of any date of determination, the remainder of (a) the Revolving Credit Facility on such date minus (b) the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations on such date.
     “Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Cal Dive I-Title XI” means Cal Dive I-Title XI, Inc., a Texas corporation.
     “Capital Expenditures” means any expenditure by the Borrower or any Subsidiary for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of capital asset in accordance with GAAP, including Maintenance Capital Expenditures (but excluding any such asset acquired, constructed, improved, enlarged, developed, re-constructed or repaired with proceeds from a Recovery Event or Asset Disposition in accordance with Section 2.06(b), to the extent of such proceeds).
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means (a) Dollars; (b) obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state or municipalities having maturities of not more than one year after the date of acquisition or up to $5,000,000 with maturities up to five (5) years after the date of the acquisition; (c) certificates of deposit and LIBOR time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any Lender or any Affiliate of a Lender, or if other than a Lender or an Affiliate of a Lender, any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any Person meeting the qualifications specified in said clause (c); (e) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition or a fund which purchases such commercial paper; and (f) mutual funds that purchase the types of investments referred to in (a) through (e) above.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
     “Cash Settlement” means cash payments in an aggregate amount not to exceed $300,000,000 due and payable to the holders of the Convertible Senior Notes upon occurrence of Conversions in accordance with the terms of the Convertible Notes Indenture.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
      (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)(such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
      (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or were appointed to that board substantially contemporaneously with the consummation of the Remington Acquisition, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” has the meaning specified in the Security Documents.
     “Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of the following values of the following assets of the Borrower and its Subsidiaries, provided that in each case, except with respect to Oil and Gas Properties, the Administrative Agent, on behalf of the Lenders, has a valid and perfected first priority security interest in such assets pursuant to the respective Security Documents, subject only to Permitted Collateral Liens: (i) 100% of the net present value of the proved reserves attributable to the Oil and Gas Properties (determined as provided below), (ii) 50% of the appraised value (as set forth in the applicable appraisal most recently delivered pursuant to this Agreement) of the Loan Parties’ vessels, remotely operated vehicles, and trenchers, (iii) 50% of the net book value of the Loan Parties’ inventory and equipment other than vessels, remotely operated vehicles and trenchers, as of such date, (iv) 85% of the net book value of the Loan Parties’ accounts receivable as of such date, (v) 90% of the unrestricted cash and unrestricted marketable securities of the Loan Parties as of such date (and for purpose of this clause (v), Liens in favor of the Administrative Agent, on behalf of the Secured Parties, shall not constitute restrictions), and (vi) following the consummation of the New Dive IPO, and for so long as New Dive is a Subsidiary of the Borrower, 60% of the value (determined as the closing trading price thereof on the applicable exchange on such date) of the aggregate New Dive Equity Interests owned by the Borrower and the Guarantors to (b) the Total Outstandings as of such date. Notwithstanding the foregoing proviso, and subject to compliance with the requirements of Section 6.13(e), the vessels, remotely operated vehicles, and trenchers of New Dive and its Wholly Owned Subsidiaries shall be included in clause (ii) above for purposes of calculating the Collateral Coverage Ratio prior to the consummation of the New Dive IPO. Upon consummation of the New Dive IPO, the vessels, remotely operated vehicles, and trenchers of New Dive and its Wholly Owned Subsidiaries shall no longer be so included, and the value of the applicable New Dive Equity Interests shall be included instead as provided above.
     For purposes of calculating the Collateral Coverage Ratio, the net present value of the proved reserves attributable to the Oil and Gas Properties shall be equal to the net present value of the Loan Parties’ expected future net revenues from proved reserves attributable to the Oil and Gas Properties for the remainder of their respective economic lives, determined based upon the most recently delivered Reserve Report or Interim Engineer’s Certificate, as applicable; provided that such net present value shall be (a) determined utilizing a commodity price that is equal to the closing NYMEX 12 month Henry Hub or WTI Cushing, as applicable, strip price as of the applicable date of determination for natural gas or crude oil, as applicable, held flat at the last subject month forward and adjusted for transportation, quality, and other differentials deemed appropriate by the Borrower and acceptable to the Administrative Agent, (b) in the case of proved reserves that are not proved developed producing reserves, reduced to the following respective risk-adjusted percentages of such net present value: (i) 80% for proved developed shut-in reserves, (ii) 65% for proved developed behind-pipe reserves and any other proved developed non-producing reserves, and (iii) 50% for proved undeveloped reserves, (c) discounted at a rate of 9% (regardless of the discount rate utilized in such Reserve Report), (d) reduced as of any date of its calculation on a dollar for dollar present value basis (determined as herein provided) for any Oil and Gas Properties that have been Disposed of since the date of the applicable Reserve Report, and (e) reduced or increased by the mark-to-market value of the Loan Parties’ Hydrocarbon Swap Contracts then in effect with respect to production from the Oil and Gas Properties, as determined on such date of determination.
     “Commitment” means a Revolving Credit Commitment and/or Term Commitment, as applicable.

     “Common Stock” means “Common Stock” as defined in the Convertible Notes Indenture (without giving effect to any amendment to or restatement of such definition or the Convertible Notes Indenture after March 30, 2005).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consent and Agreements” means any consent agreement delivered pursuant to the Security Agreement.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes (and similar taxes to the extent based on income or profits) payable by the Borrower and its Subsidiaries for such period, (iii) depreciation, depletion and amortization expense, (iv) extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long-lived assets) of the Borrower and its Subsidiaries which do not represent a cash item in such period or any future period, and (v) non-capitalized transaction costs for the Transaction and minus (b) to the extent included in calculating such Consolidated Net Income, all extraordinary or non-recurring non-cash items increasing Consolidated Net Income for such period; provided, however, that for purposes of calculating the foregoing, the net income for such period of any Person that is not a Subsidiary of the Borrower, including any such Person that is accounted for by the equity method of accounting, shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash during the applicable period) to the Borrower or a Subsidiary thereof in respect of such period; and provided, further, that for purposes of calculating the foregoing, the net income for such period of any Person that is not a Wholly Owned Subsidiary of the Borrower (and that is not subject to the preceding proviso) shall be included in Consolidated Net Income, and the items listed in clauses (a) and (b) shall be added or subtracted, as applicable, to Consolidated Net Income only in an amount equal to a percentage of such Consolidated Net Income or item equal to the percentage of the outstanding Equity Interests of such Person owned (directly or indirectly) by the Borrower.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct reimbursement obligations owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all outstanding obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) outstanding Attributable Indebtedness in respect of capital leases, (f) without duplication, all Guarantees (but only to the extent required to be recorded as a liability on the consolidated financial statements of the Borrower pursuant to GAAP) with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the

Borrower or any Subsidiary, and (g) all outstanding Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period. For purposes of calculating the Consolidated Interest Coverage Ratio as of June 30, 2006, September 30, 2006, and December 31, 2006, Consolidated EBITDA and Consolidated Interest Charges shall be calculated for the year-to-date period ending on such dates.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date. For purposes of calculating the Consolidated Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent and as reasonably approved by the Administrative Agent) assuming that (without duplication) all Acquisitions and other asset acquisitions, mergers and consolidations made (including the Remington Acquisition) and (without duplication) all Dispositions and other asset dispositions completed (including the New Dive IPO), and any Indebtedness incurred or repaid in connection therewith, during the four consecutive fiscal quarters then most recently ended have been made or incurred or repaid on the first day of such period (but without any adjustment for projected cost savings or other synergies).
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for that period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Conversion” means any conversion of the Convertible Senior Notes, in accordance with the terms of the Convertible Notes Indenture, into cash and, if applicable, shares of common stock of the Borrower.
     “Convertible Debt Event” means the occurrence of any event or existence of any situation which permits the Conversion of all or any portion of the Convertible Senior Notes as provided in the Convertible Notes Indenture.
     “Convertible Notes Indenture” means the indenture dated as of March 30, 2005, between the Borrower and JPMorgan Chase Bank, National Association, as Trustee.
     “Convertible Preferred Stock” means (i) the Series A-1 Cumulative Convertible Preferred Stock of the Borrower and (ii) the Series A-2 Convertible Preferred Stock of the Borrower.
     “Convertible Senior Notes” means 3.25% Convertible Senior Notes due 2025 of the Borrower issued pursuant to the Convertible Notes Indenture.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Decommissioning Liabilities” means, with respect to a Person, its liabilities for plugging and abandonment as reflected in the corresponding line item on its balance sheet.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership, insolvency proceeding or similar proceedings.

     “Disposition” or “Dispose” means the sale, transfer, license, lease (as a lessor), farm-out or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests other than a net profits based bonus program in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination under Section 4041(a) of ERISA or the treatment of a Plan amendment as a distress termination of a Pension Plan under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
     “Excluded Property” has the meaning specified in the Security Agreement.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means that certain Credit Agreement dated as of August 16, 2004 among the Borrower, Bank of America, N.A., as agent, and a syndicate of lenders.
     “Existing Letter of Credit” means any letter of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, as set forth on Schedule 1.01.
     “Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated January 24, 2006, among the Borrower, the Administrative Agent and the Arranger.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Pledge Agreements” means the Shares Pledge Agreement dated as of even date herewith, made by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties, the Shares Pledge Agreement dated as of even date herewith, made by Canyon Offshore, Inc., in favor of the Administrative Agent for the benefit of the Secured Parties, and any agreement pledging Equity Interests of a Foreign Subsidiary pursuant to Section 6.13.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guarantee” means, as to any Person (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, all Subsidiaries of the Borrower party to the Guaranty as of the date hereof, and all Subsidiaries of the Borrower which hereafter become parties to the

Guaranty under Section 6.13; provided that, so long as the Title XI Debt is outstanding, Cal Dive I-Title XI shall not be required to become a Guarantor; and provided further that upon consummation of the New Dive IPO, New Dive and its Subsidiaries shall be released from their obligations under the Guaranty.
     “Guaranty” means the Guaranty, dated as of even date herewith, made by the Guarantors in favor of the Administrative Agent and the Lenders.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
     “Helix Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Hydrocarbons” means all oil, gas, hydrocarbons (including, distillate, condensate, residue gas and liquefied petroleum gas) and all other substances that may be found in, associated with, or produced from a well, together with all components thereof, and substances that may be executed therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Borrower and its Subsidiaries.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its Subsidiaries.
     “Hydrocarbon Swap Contract” means a Swap Contract pursuant to which any Person hedges the price to be received by it for anticipated future production of Hydrocarbons.
     “Immaterial Foreign Subsidiary” means any Foreign Subsidiary that (a) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding 5% of the consolidated total assets of the Borrower and its Subsidiaries and (b) had Consolidated EBITDA not exceeding 5% of the Consolidated EBITDA of the Borrower for such fiscal year. A Foreign Subsidiary shall automatically cease to be an Immaterial Foreign Subsidiary if at the end of any fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clauses (a) and (b).

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);
     (e) obligations (excluding prepaid interest thereon) of others of the type referred to in clauses (a) through (d) and (f) through (i) of this definition secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by, or is limited in recourse to, the Person granting such Lien;
     (f) capital leases of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (h) obligations owing by such Person in connection with volumetric or other production payments; and
     (i) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. The amount of any net obligation under any Swap Contract of any Person on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Indebtedness under clause (e) above shall be the lesser of (i) such outstanding principal amount and (ii) the then fair market value of such property.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (iii) no Interest Period applicable to a Revolving Credit Loan shall extend beyond the Revolving Credit Maturity Date; and
     (iv) no Interest Period applicable to a Term Loan shall extend beyond the Term Loan Maturity Date.
     “Interim Engineer’s Certificate” means any certificate of updated information regarding the Oil and Gas Properties provided pursuant to Section 6.02(f)(iii).
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.18.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than any such agreements that are entered into in respect of a commercial transaction).
     “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means each of Bank of America in its capacity as issuer of Letters of Credit hereunder and any other Revolving Credit Lender selected by the Borrower that agrees to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder; provided that at no time shall there be more than two L/C Issuers hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, production payment, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranty, the Security Documents, the post closing letter agreement of even date herewith between the Borrower and the Administrative Agent, each Secured Hedge Agreement, and each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through X (other than Section 8.03, Section 10.04, and Section 10.16), “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
     “Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Maintenance Capital Expenditures” means expenditures made and liabilities incurred in each case, which are properly charged to current operations for the normal maintenance (including, without limitation, dry docking and machinery overhauls), but not Acquisition, of any property, including Offshore Platforms, owned or leased by the Borrower or its Subsidiaries, together with the related equipment.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform any payment obligations under and pursuant to the terms of, or to perform any of its other material obligations under and pursuant to the terms of, any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgages” means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.
     “Mortgaged Properties” means the Oil and Gas Properties of the Borrower and the Guarantors that are subject to the Liens existing and to exist under the Mortgages.
     “Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which the Borrower or any ERISA Affiliates may have any liability, contingent or otherwise.
     “Net Cash Proceeds” means, in connection with any Asset Disposition or Recovery Event, the excess, if any, of (i) the sum of cash and, when received, cash received in respect of any non-cash Cash Equivalents received in connection therewith (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the amount of Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or the applicable Subsidiary in connection therewith, (C) income taxes reasonably estimated to be payable within two years following the date of the relevant transaction or event as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Recovery Event, then such excess shall then constitute Net Cash Proceeds, and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts for which it was reserved, then such excess shall then constitute Net Cash Proceeds.
     “New Dive” means Cal Dive International, Inc., a Delaware corporation.
     “New Dive Assets” means any assets used exclusively in the New Dive Business, including, without limitation or duplication:
     (a) all vessels identified on Schedule 3.4 of the Security Agreement as being owned by CDI Proteus LLC, CDI Umbra LLC or CDI Vessel Holdings LLC, and any and all appurtenances thereto and related equipment and inventory;
     (b) any and all interests (i) whether freehold or leasehold, in certain real property located at New Iberia, Louisiana and Fourchon, Louisiana; (ii) in the lease of the tenth floor of the office building located at 400 N. Sam Houston Parkway East, Houston, Texas; and (iii) in any possessory, leasehold or other rights related to a spool facility at Port Arthur, Texas, and any and all fixtures at such locations that are related to the New Dive Business;
     (c) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the New Dive Group or that is used exclusively or held for use exclusively in the New Dive Business, including without limitation any guarantee, indemnity, representation, warranty or other liability in respect of any New Dive Asset or the New Dive Business;
     (d) the stock and limited liability company membership interests of CDI Janus Holdings LLC, CDI Prometheus, Inc., Cal Dive HR Services LLC, CDI Proteus LLC, CDI Vessel Holdings LLC, CDI Umbra LLC, Marine Technology Solutions St. Lucia Limited and Cal Dive Far East Pte Ltd.;
     (e) any rights of any member of the New Dive Group under any insurance policies, including any rights thereunder arising after the consummation of the New Dive Transaction; and
     (f) any and all other assets owned or held immediately prior to the consummation of the New Dive IPO by Borrower or any of its Subsidiaries that are used exclusively in the New Dive Business.
     “New Dive Business” means the current businesses of the members of the New Dive Group, including, without limitation, the world-wide manned diving, pipelaying, pipe burial and related businesses described in the Form S-1 as previously filed with the SEC in connection with the New Dive IPO.
     “New Dive Group” means New Dive and its Subsidiaries.

     “New Dive IPO” means an initial registered public offering of the common Equity Interests of New Dive to the public pursuant to an effective registration statement under the Securities Act of 1933.
     “New Dive Transaction” means (a) the New Dive IPO, (b) each subsequent public offering or private placement by the Borrower of its remaining Equity Interests in New Dive, and (c) the transfer of the New Dive Assets to the New Dive Group (whether prior to, contemporaneously with, or after the New Dive IPO).
     “Note” means a Revolving Credit Note or Term Note, as the context may require.
     “NYMEX” means the New York Mercantile Exchange or its successor entity.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

     “Offshore Platforms” means any structure located offshore, together with all equipment, facilities or structures affixed thereto utilized in connection with, or related to, drilling or work with respect to wells, or the production, processing, treating, gathering, storing, measuring or transportation of Hydrocarbons.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the interest in the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, gas in storage, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property primarily located or used elsewhere but which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and its Subsidiaries.
     “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Collateral Liens” means Liens of the type described in clauses (a), (c) through (h), (j) through (p) and (t) of Section 7.01.
     “Permitted Liens” means Liens of the type described in Section 7.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate or with respect to which the Borrower or an ERISA Affiliate may have any liability, contingent or otherwise.
     “Platform” has the meaning specified in Section 6.02.
     “proved reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (as used herein, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved developed reserves” means proved reserves that are categorized as “Developed” in the Definitions (and may also be categorized as either “Producing” or “Nonproducing”), and “proved undeveloped reserves” means proved reserves that are categorized as “Undeveloped” in the Definitions. “Behind pipe” and “shut-in” will have the meaning used in such Definitions.

     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation, appropriation, seizure or similar proceeding or act relating to any asset of the Borrower or any of its Subsidiaries.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Related Documents” means the Remington Merger Agreement and documentation regarding the Exchange Fund (as defined in the Remington Merger Agreement).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Remington” means Remington Oil and Gas Corporation, a Delaware corporation.
     “Remington Acquisition” means the acquisition by the Borrower of Remington, through the merger of Remington with and into Cal Dive Merger-Delaware, Inc., a Wholly Owned Subsidiary of the Borrower.
     “Remington Audited Financial Statements” means the audited consolidated balance sheet of Remington and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Remington and its Subsidiaries, including the notes thereto.
     “Remington Merger Agreement” means the Agreement and Plan of Merger dated as of January 22, 2006, between the Borrower and Remington, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of January 24, 2006, among the Borrower, Remington, and Cal Dive Merger-Delaware, Inc.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) the unused Revolving Credit Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Required Term Lenders” means, as of any date of determination, Lenders having more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
     “Reserve Report” means the engineering reserve reports delivered pursuant to Section 4.01(p) and any other engineering reserve report delivered pursuant to Section 6.02(f)(i) or (ii).
     “Responsible Officer” means the chief executive officer, president, chief financial officer, Vice President — Finance or Vice President — Corporate Controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other equivalent action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
     “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. The initial amount of the Revolving Credit Facility is $300,000,000.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
     “Revolving Credit Loan” has the meaning specified in Section 2.01(a).
     “Revolving Credit Maturity Date” means July 1, 2011.
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.
     “Secured Hedge Agreement” means any Swap Contract, including any Hydrocarbon Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
     “Secured Parties” has the meaning specified in the Security Documents.
     “Security Agreement” means the Security Agreement dated as of even date herewith, among the Borrower, the other Loan Parties signatories thereto, and the Administrative Agent provided that upon consummation of the New Dive IPO, New Dive and its Subsidiaries shall be released from their obligations under the Security Agreement.
     “Security Documents” means the Security Agreement, the Mortgages, the Foreign Pledge Agreements, the Consent and Agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the value of the property of such Person, at a fair valuation, is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and are scheduled to mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they are scheduled to mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability subject to limitation provisions in the instrument creating or governing such contingent liabilities.
     “SPC” has the meaning specified in Section 10.06(h).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or, other than solely as a result of a contract under which such Person or one or more Persons that otherwise would constitute a Subsidiary of such Person provides management, operation or similar services but does not control the policies of such Person (including the appointment of such management), the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, Hydrocarbon Swap Contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts of a Person, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).
     “Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(b) in a principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term Commitments is $835,000,000.
     “Term Facility” means, at any time (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
     “Term Lender” means, at any time, any Lender that has a Term Commitment or holds a Term Loan at such time.
     “Term Loan” means a loan by a Term Lender to the Borrower under Section 2.01(b).

     “Term Loan Maturity Date” means July 1, 2013.
     “Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made or held by such Term Lender, substantially in the form of Exhibit C-2.
     “Threshold Amount” means $20,000,000.
     “Title XI Debt” means the short and long term debt guaranteed by the U.S. Government under Title XI of the Merchant Marine Act, 1936 used to finance the Borrower’s construction and acquisition of the vessel now known as the Q4000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Transaction” means, collectively and without duplication, (a) the consummation of the Remington Acquisition, (b) the related issuance and delivery of Equity Interests by the Borrower as contemplated in the Remington Merger Agreement, (c) the entering into by the Loan Parties of the Loan Documents and the Related Documents to which they are intended to be a party, (d) the refinancing of certain outstanding indebtedness of the Borrower and Remington and the termination of all commitments with respect thereto, and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “unproved reserves” means “Unproved Reserves” as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Wholly Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Subsidiary) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, or if so specified herein, permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Helix Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and provided further that in determining the amount of a Letter of Credit, effect shall be given to all decreases thereof to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans.
     (a) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Sections 2.05 and 2.06, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender under the applicable Facility of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the

Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to any Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C

Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No L/C Issuer shall issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
     (iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;

     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) a default of any Revolving Credit Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
     (iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents, if any, to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice and without giving effect to the Borrower’s failure to so reimburse such L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (without giving effect to the Borrower’s failure to reimburse the applicable

L/C Issuer as provided in this Section 2.03(c) as a Default for purposes of Section 4.02) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice and without giving effect to the Borrower’s failure to reimburse the applicable L/C Issuer as provided in this Section 2.03 as a Default for purposes of Section 4.02). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit

Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the respective L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses or otherwise in any Loan Document to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft, certificate(s) or other documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C

Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Within two Business Days following the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of the term “Cash Collateralize” have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts, which may be interest-bearing at the Borrower’s election, at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by such L/C Issuer (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit issued by such Issuing Lender, at a rate of 12.5 basis points per annum, computed (a) with respect to each commercial Letter of Credit on the amount of such Letter of Credit, and payable upon the issuance thereof, and (b) with respect to each standby Letter of Credit, on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to the Borrower upon its request. Such customary fees and standard costs and charges are due and payable within 30 days of demand therefor and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Guarantors inures to the benefit of the Borrower.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Revolving Credit Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line

Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

     (d) Repayment of Participations.
     (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest owing on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest owing in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Optional Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under either Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans under each Facility to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the respective Facilities in the manner indicated by the Borrower and to the Loans of the Lenders under each applicable Facility in accordance with their respective Applicable Percentages.
     (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     2.06 Mandatory Prepayments.
     (a) If at any time the Total Revolving Credit Outstandings exceed the Revolving Credit Facility, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans or Cash Collateralize the L/C Obligations, or any combination of the foregoing, in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(a) unless after the prepayment in full of the Revolving Credit Loans and the Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time.
     (b) If the Borrower or any of its Subsidiaries (other than, following the New Dive IPO, New Dive) receives Net Cash Proceeds in excess of $2,500,000 from any Asset Disposition or any Recovery Event (or series of related Asset Dispositions or Recovery Events), then (i) on the next Business Day following the date of receipt by the Borrower or the applicable Subsidiary of such Net Cash Proceeds and (ii) subject to Section 2.06(e), the Borrower shall prepay the Loans by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.06(d); provided, however that at the election of the Borrower, and so long as no Default shall have occurred and be continuing, the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) may reinvest all or any portion of such Net Cash Proceeds if such reinvestment complies with the following requirements: (w) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower and/or any such permitted Subsidiary intends to reinvest all or any portion of such Net Cash Proceeds in accordance with this Section 2.06(b), (x) the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) shall reinvest such Net Cash Proceeds to acquire Oil and Gas Properties or operating assets (including the construction of any such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing any such assets) or to improve, enlarge, develop, re-construct or repair the affected asset, or any combination of the foregoing in each case, within 365 days after the receipt of the applicable Net Cash Proceeds, (y) the Borrower, the applicable Subsidiary or any Loan Party (or any combination of the foregoing) shall, in the case of any Disposition of, or Recovery Event with respect to, any Collateral, reinvest such proceeds in assets of the type described in clause (x) above (including the construction of such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing such assets) which will constitute Collateral and take all actions required by Section 6.13 with respect thereto (provided that any Equity Interests purchased with Net Cash Proceeds of Collateral pursuant to this Section 2.06(b) shall be issued by a Person organized under the laws of any political subdivision of the United States), and (z) the Borrower shall prepay the Loans, as set forth in Section 2.06(d), with any portion of such Net Cash Proceeds not expended in accordance with this Section 2.06(b) within such period. Pending the application of any such Net Cash Proceeds, the Borrower may reduce outstanding Indebtedness under the Revolving Credit Loans or invest such Net Cash Proceeds in Cash Equivalents in which the Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority security interest, subject only to Permitted Collateral Liens. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05. With respect to any Asset Disposition or Recovery Event which will result in Net Cash Proceeds in excess of $25,000,000, the Borrower shall notify the Administrative Agent thereof on or prior to the date of the applicable Asset Disposition or promptly following the date that the Borrower has actual knowledge that a Recovery Event has occurred.
     (c) If any Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted to be incurred in accordance with Section 7.03(a) through (f) and (h) through (n)), then on the next Business Day following receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds from such issuance or incurrence, the Borrower shall prepay the Loans by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.06(d). The provisions of this Section do not constitute a consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.
     (d) Each prepayment of Loans pursuant to the foregoing provisions of Section 2.06 shall be applied, first, to the prepayment of the Term Loans on a pro rata basis and second to the prepayment of the Revolving Credit Loans as provided in Section 2.06(f) below. Any prepayment of a Loan pursuant to this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. The amount of each prepayment of the Term Loans pursuant to this Section 2.06 shall be applied ratably to the then remaining installments of the Term Loans.
     (e) Notwithstanding any of the other provisions of clause (b) or (c) of this Section 2.06, so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing:
     (i) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (b) or (c) of this Section 2.06, the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date thereafter on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (b) or (c) of this Section 2.06 to be applied to prepay Loans exceeds $5,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts

(which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.06. Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.06 (without giving effect to the first and second sentences of this clause (e)) but which have not previously been so applied.
     (ii) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (b) or (c) of this Section 2.06, the Borrower may, upon prior written notice to the Administrative Agent, elect to defer such all or any portion of such required prepayment until the end of an Interest Period provided that (A) all of the applicable Net Cash Proceeds not previously applied to prepay the Loans shall be deposited in a blocked deposit account at Bank of America on or before the Business Day following receipt of such proceeds and (B) such proceeds are applied to prepay the Loans at the end of such Interest Period. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. During the continuance of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Administrative Agent may, and at the direction of the Required Banks shall, prepay the Loans in the amount of all Net Cash Proceeds and proceeds thereof on deposit in, or credited to, such deposit account.
     (f) Prepayment of the Revolving Credit Facility made pursuant to this Section 2.06, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.
     2.07 Termination or Reduction of Commitments.
     (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or any combination of them, as the case may be, or at any time or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or any combination of them, as the case may be; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility. Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
     (b) Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the Term Borrowing.
     2.08 Repayment of Loans.
     (a) The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Credit Loans outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.
     (c) The Borrower shall repay to the Term Lenders the aggregate outstanding principal amount of all Term Loans as follows: (i) on the last Business Day of each March, June, September and December, commencing with September 30, 2006, the Borrower shall repay Term Loans in the aggregate principal amount of $2,100,000 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06) and (ii) on the Term Loan Maturity Date, the Borrower shall repay the aggregate principal amount of all Term Loans outstanding on such date.
     2.09 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the principal amount thereof from time to time outstanding for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the principal amount thereof from time to time outstanding from the applicable borrowing date and until repaid at a rate per annum equal to the Base Rate plus the Applicable Margin for such Facility; and (iii) each Swing Line Loan shall bear interest on the principal amount thereof from time to time outstanding from the applicable borrowing date and until repaid at a rate per annum equal to the Base Rate plus the Applicable Margin for the Revolving Credit Facility.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount from time to time outstanding shall thereafter bear interest at a fluctuating interest rate per annum at all times thereafter until paid equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, or, with respect to any amounts payable solely in respect of Revolving Credit Commitments or Letters of Credit, the Required Revolving Credit Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
     (b) Other Fees.
     (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.12 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.13 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the

Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the

Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans (i) in respect to the applicable amount and Interest Period referred to in the preceding clause (a), or (ii) in the circumstances referred to in the preceding clauses (b) and (c), shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or
     (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Borrower, a Lender or L/C Issuer shall also provide a certificate that such Lender or L/C Issuer is generally requesting such compensation from other borrowers which such Lender or L/C Issuer deems similarly-situated to the Borrower.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant

Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided above, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or either copies transmitted by electronic transmission or telecopies (followed, in each case, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Guaranty;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) executed counterparts of the Security Documents, together with:
     (A) certificates representing the Equity Interests pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank and instruments evidencing any indebtedness pledged thereunder, all indorsed in blank,
     (B) proper financing statements, duly prepared for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the liens and security interests created under the Security Documents covering the Collateral described in the Security Documents,
     (C) completed lien searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party or any Subsidiary of any Loan Party as debtor, together with copies of such other financing statements,
     (D) such evidence as the Administrative Agent may reasonably require that the Mortgages encumber Hydrocarbon Interests representing at least 80% of the total value of the proved developed reserves attributable to the Oil and Gas Properties and 80% of the total value of the proved undeveloped reserves attributable to the Oil and Gas Properties, in each case, as valued based on the Reserve Report delivered pursuant to Section 4.01(p) below, and
     (E) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect the liens and security interests created under the Security Documents has been completed (other than the filings referred to in clause (B) above);
     (iv) an incumbency certificate executed by the Responsible Officer(s) of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with each Loan Document to which such Loan Party is a party;
     (v) copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, of all resolutions and other appropriate authorizing actions taken by or on behalf of each Loan Party authorizing and approving the execution, delivery and performance of all Loan Documents to which such Loan Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;
     (vi) such Organizational Documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Loan Party, and/or certificates of good standing or similar certificates or instruments as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each Guarantor is validly existing, in good standing and (if applicable) qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vii) a favorable legal opinion of (A) Fulbright & Jaworski L.L.P., counsel to the Loan Parties and (B) appropriate local counsel, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
     (viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required to be obtained by any Loan Party in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (ix) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) a calculation of the pro forma Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, giving pro forma effect to the Transaction; and (C) a calculation of the proforma Collateral Coverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, giving pro forma effect to the Transaction;
     (x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
     (xi) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;
     (b) The Lenders shall have received, in form and substance satisfactory to each of them, such financial, business and other information regarding each of the Borrower, Remington, and their respective Subsidiaries and businesses as they shall have requested, including, if so requested, information as to possible contingent liabilities, tax matters, collective bargaining agreements, compensation and retention agreements with the management of Remington, and other arrangements with employees, the annual audited financial statements of the Borrower and its Subsidiaries and Remington and its Subsidiaries for the fiscal years ended 2001, 2002, 2003, 2004, and 2005;
     (c) The following shall have occurred:
     (i) All conditions precedent to the Remington Acquisition shall have been, or shall be concurrently with the Closing Date, satisfied or waived in accordance with the terms of the Remington Merger Agreement (other than the deposit of the cash portion of the Aggregate Merger Consideration with the Exchange Agent (as such terms are defined in the Remington Merger Agreement), which deposit shall be made concurrently with the making of the initial Credit Extensions hereunder and, concurrently with the making of the Credit Extensions hereunder, the Remington Acquisition shall be consummated in all material respects in accordance with the terms of the Remington Merger Agreement (which shall not have been amended, supplemented, or otherwise modified in any material respect, or any material condition therein waived without the prior written consent of the Lenders) and in compliance in all material respects with the applicable law and regulatory approvals;
     (ii) The Administrative Agent shall have received evidence that the Second Amended and Restated Credit Agreement dated as of September 9, 2005, among Remington, the lenders party thereto, and Fortis Capital Corp., as administrative agent, has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under such agreement have been or concurrently with the Closing Date are being released;
     (iii) The Administrative Agent shall have received, or shall receive substantially concurrently, certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent of the consummation of the Remington Acquisition in accordance with the laws of the State of Delaware.

     (d) The Lenders shall be reasonably satisfied (i) with the pro forma capital and ownership structure and the shareholder arrangements of the Borrower and each of the Guarantors, including, without duplication of any other requirement of this Section 4.01, the charter and bylaws of the Borrower and each such Guarantor and each agreement or instrument relating thereto, and (ii) that the common equity issuance by the Borrower in exchange, in part, for the equity securities of Remington, comprising part of the Aggregate Merger Consideration has occurred.
     (e) There shall not have occurred a material adverse change in the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of Remington and its Subsidiaries, taken as a whole, since December 31, 2005;
     (f) The Lenders shall have received certification as to the financial condition and Solvency of the Borrower and its Subsidiaries (after giving effect to the transactions contemplated by the Remington Merger Agreement and the incurrence of indebtedness related thereto) from the chief financial officer of the appropriate entities;
     (g) The Lenders shall have received satisfactory title opinions with respect to the Mortgaged Properties, and such other evidence that may be reasonably requested by the Administrative Agent with respect to other Oil and Gas Properties, as to the status of title to the Oil and Gas Properties of the Borrower and its Subsidiaries;
     (h) Receipt of all consents and approvals of Governmental Authorities, shareholders and third parties (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Remington Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower, Remington, or their Subsidiaries or such transactions or that could seek or threaten any of the foregoing;
     (i) The Administrative Agent shall be satisfied that all Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve’s margin regulations;
     (j) The Administrative Agent shall be reasonably satisfied that the amount of committed financing available to the Borrower and its Subsidiaries shall be sufficient to meet the reasonably expected ongoing financial needs of the Borrower and its Subsidiaries after giving effect to the Transaction and there shall be no less than $100 million of availability under the Revolving Credit Facility as of the Closing Date, after giving effect to the Remington Acquisition and all Borrowings made and Letters of Credit issued (or deemed issued) under the Revolving Credit Facility on such date. The Administrative Agent shall be satisfied with the amount, terms, conditions and holders of all intercompany indebtedness and all Indebtedness and other material liabilities owing to third parties to be outstanding on and after the Closing Date;
     (k) The Lenders shall be reasonably satisfied with all applicable environmental information.
     (l) The Lenders shall be reasonably satisfied that (i) the Borrower and its Subsidiaries (including Remington) will be able to meet its obligations under all employee and retiree welfare plans as they are reasonably expected to accrue and mature, (ii) the employee benefit plans of the Borrower and its ERISA Affiliates (including Remington) are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in Section 4043(c) of ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a liability that is material to the Borrower and its Subsidiaries taken as a whole (giving effect to the Transactions);
     (m) The Lenders shall have received and shall be satisfied with a pro forma consolidated balance sheet, income statement and cash flow statement for the Borrower and Remington on a combined basis as of March 31, 2006;
     (n) The Lenders shall have received pro forma forecasts prepared by management of the Borrower, each in form and substance satisfactory to the Lenders and based upon such assumptions, information, qualifications and other matters as Borrower’s management may have reasonably relied in good faith (including financial information regarding Remington and its Subsidiaries provided to it), of consolidated balance sheets, income statements and cash flow statements of the Borrower and Remington on a combined basis, on a quarterly basis for the Borrower’s 2006 fiscal year, and on an annual basis for each of the Borrower’s fiscal years 2007 through and including 2010;
     (o) The Facilities shall have received ratings from Moody’s and S&P;
     (p) The Lenders shall have received an engineering reserve report relating to the proved reserves attributable to the Oil and Gas Properties of each of the Borrower and its Subsidiaries and Remington and its Subsidiaries, prepared by independent petroleum engineers as of December 31, 2005, in the form and substance (in all material respects) as prescribed of such Reserve Reports by Section 6.02(f)(i), and asset appraisals of vessels, remotely operated vehicles, and trenchers, and such other reports, audits or certifications as the Administrative Agent may reasonably and timely request;
     (q) The Lenders shall have received, in form and substance reasonably satisfactory to them, information regarding the Borrower’s, Remington’s, and their respective Subsidiaries’ commodity hedging programs, including a summary of the current commodity hedging positions of such entities;
     (r) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require and timely request;
     (s) Any fees required to be paid on or before the Closing Date shall have been paid unless the receipt thereof on or before the Closing Date is or has been waived by the recipient thereof;
     (t) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative

Agent) to the extent invoiced in a reasonably detailed statement and received by the Borrower prior to or at a reasonable time on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); and
     (u) The Closing Date shall have occurred on or before August 31, 2006.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements, Reserve Report, or Interim Engineer’s Certificate, as applicable, furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 or clause (f) of Section 6.02, as applicable (but in each case, giving effect to any knowledge qualifier in such Sections with respect to Remington and its Subsidiaries only for periods ending prior to the Closing Date, and only for so long as and to the extent that the information for such periods is included in the information provided pursuant to the applicable Section).
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than, for the avoidance of doubt, a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or equivalent action, and do not and will not (a) violate the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach of or default (however denominated) under, or the creation of any Lien under, or require any payment to be made under any security issued by, or any loan agreement, indenture or other material agreement to which such Person is a party or which is binding on its properties; (c) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law applicable to it.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents to which it is a party or (c) the perfection or maintenance of the Liens created under the Security Documents to which it is a party except for (i) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, and (ii) filings or other requisite actions necessary to perfect or establish the priority of Liens created under the Security Documents, to the extent not required by such Security Documents. All applicable waiting periods in connection with that portion of the Transaction occurring under the Remington Merger Agreement and in connection with the Loan Parties’ performance under the remainder of the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon such portion of the Transaction or the rights of the

Loan Parties or their Subsidiaries to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as such enforcement may be limited by Debtor Relief Laws and similar Laws affecting creditors’ rights generally or providing relief for debtors and subject to general principles of equity.
     5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
     (a) Each of the Helix Audited Financial Statements and, to the best knowledge of the Borrower, the Remington Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly presents the consolidated financial condition of the Borrower and its Subsidiaries and Remington and its Subsidiaries, as applicable, as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and Remington and its Subsidiaries, as applicable, as of the date thereof, including any such liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of each of the Borrower and its Subsidiaries and, to the best knowledge of the Borrower, Remington and its Subsidiaries, as applicable, dated March 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries and Remington and its Subsidiaries, as applicable, as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) The estimates of the proved reserves attributable to the Oil and Gas Properties in the Reserve Reports dated as of December 31, 2005, were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The estimates of the lease operating expenses in such Reserve Reports are reasonable and represent the historical lease operating expenses associated with the Oil and Gas Properties, in each case in all material respects. The historical factual information supplied by the Borrower and its Subsidiaries (including Remington and its Subsidiaries) to the engineers in connection with the preparation of such Reserve Reports was accurate and complete in all material respects. With respect to each of the foregoing representations in this clause (c) regarding estimates or information of Remington or its Subsidiaries, such representation is made (solely to the extent such representations relate to Remington and its Subsidiaries) to the best knowledge of the Borrower after due inquiry.
     (d) Since the date of the most recent financial statements furnished pursuant to Section 6.01(a) (or, until the date of the initial delivery of financial statements pursuant to such Section, since the date of the Helix Audited Financial Statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (e) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Helix Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any material financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
     (f) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing when made and, and represented, at the time of delivery, the Borrower’s good faith best estimate of its future financial condition and performance.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely to such Loan Party, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under, or in breach of, any Contractual Obligation to which it is a party or by which it is bound that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good and defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially detract from the value thereof to, or the use thereof in, the business of the Borrower and its Subsidiaries. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance.
     (a) The Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws, and have no liability under any Environmental Laws, except for such non-

compliance or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The Borrower and its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) necessary for the operation of its business and for the use of any property owned, leased, or otherwise operated by them, except for such Environmental Permits the failure to hold which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (c) There (i) are no pending or, to the knowledge of the Borrower, threatened, claims against the Borrower or any Subsidiary under any Environmental Laws, and, (ii) neither the Borrower nor any Subsidiary has received any written notice of alleged non-compliance with applicable Environmental Laws or Environmental Permits which, in each case, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent that reasonable self insurance meeting the same standards is maintained with respect to such risks.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Except as set forth on Schedule 5.11, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party or Subsidiary thereof.
     5.12 ERISA Compliance.
     (a) Except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with applicable Laws. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 4.12 of the Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred that would reasonably be expected to result in an Event of Default and (ii) in each case except as could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate, (A) neither the Borrower nor any ERISA Affiliate has incurred any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (B) neither the Borrower nor any ERISA Affiliate has incurred any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (C) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.
     (d) The aggregate actuarial present value of accumulated plan benefit liabilities of each Pension Plan (determined utilizing the assumptions specified for funding purposes in the most recent actuarial valuation for each such Pension Plan) did not, as of the end of the most recent plan year, exceed the aggregate fair market value of the assets of such Pension Plan by an amount that is material to the Borrower and its Subsidiaries, taken as a whole. The aggregate actuarial present value of all accumulated post-retirement benefit obligations of each Borrower and its ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in the Borrower’s annual financial statements contained in the Borrower’s most recent Form 10-K, are reflected on such financial statements in accordance with the Statement of Financial Accounting Standards No. 106.
     5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than those created under the Security Documents and any applicable Permitted Liens). As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.
     5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, if such Act is in effect, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is a party or by which it is bound, and all other matters known to it, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower or any of its Subsidiaries, reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each of the Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number. As of the Closing Date, the Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and after the Closing Date, as disclosed by the Borrower in writing to the Administrative Agent.
     5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person unless such failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, against the Borrower or Subsidiaries, or their use thereof, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Intentionally Left Blank.
     5.20 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     5.21 Off-Balance Sheet Liabilities. Neither the Borrower nor any of its Subsidiaries have any liability in respect of any Off-Balance Sheet Liabilities.
     5.22 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley, in each case, so long as the foregoing are in effect and so long as therein required and applicable to the Borrower, and expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2006, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event within 30 days following the end of each fiscal year of the Borrower (i) forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for each of the immediately succeeding three years and (ii) the business plan of the Borrower and its Subsidiaries for the immediately following fiscal year; and
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender (except as provided in Section 6.02(a)):
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent;
     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; provided that with respect to Cal Dive I-Title XI, only notices of default shall be required to be so furnished;
     (e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (f) (i) As soon as available but in any event on or before March 31 of each year, commencing March 31, 2007, an engineering report in form and substance meeting the requirements of the SEC for financial reporting purposes and reasonably satisfactory to the Administrative Agent, certified by a firm or firms of independent consulting petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent as fairly setting forth (A) the proved developed producing reserves, proved developed non-producing reserves, proved developed shut-in reserves, proved developed behind pipe reserves, and proved undeveloped reserves (separately classified as such) attributable to the Oil and Gas Properties as of December 31 of the previous year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties, and (D) information and analysis comparable in scope to that contained in the initial Reserve Report for the Borrower provided pursuant to Section 4.01(p), and such other information as the Administrative Agent may reasonably request;
          (ii) As soon as available but in any event on or before September 30 of each year, commencing September 30, 2007, an internal engineering report in form and substance reasonably satisfactory to the Administrative Agent, certified by the Borrower’s chief in-house engineer as fairly setting forth (A) the proved developed producing reserves, proved developed non-producing reserves, proved developed shut-in reserves, proved developed behind pipe reserves, and proved undeveloped reserves (separately classified as such) attributable to the Oil and Gas Properties as of June 30 of such year, (B) the aggregate present value, determined as the expected future net revenues from such proved reserves in accordance with the requirements for determination of the Collateral Coverage Ratio, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties, and (D) information and analysis comparable in scope to that contained in the initial Reserve Report for the Borrower provided pursuant to Section 4.01(p), and such other information as the Administrative Agent may reasonably request;
          (iii) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a), to the extent a Reserve Report is not delivered on such date, updated information, in form and substance reasonably satisfactory to the Administrative Agent, updating the proved reserves attributable to the Oil and Gas Properties as provided in the most recent engineering report delivered pursuant to clause (i) or (ii) of this Section 6.02(f), to give effect to material acquisitions, material Dispositions, and production (with all production to be attributed to proved developed producing reserves for such purpose) since the date of the most recent Reserve Report, and setting forth the calculation of the net present value of the expected future net revenues from such proved reserves in accordance with the requirements for determination of the Collateral Coverage Ratio, certified by the Borrower’s chief in-house engineer as fairly setting forth the information provided therein;
          (iv) Prior to the delivery of the certificate described in Section 6.02(f)(v), the Borrower shall review each Reserve Report or Interim Engineer’s Certificate provided pursuant to the foregoing clauses and the then-current Mortgaged Properties to ascertain whether such Mortgaged Properties represent at least 80% of the total value of the proved developed reserves attributable to the Oil and Gas Properties and at least 80% of the total value of the proved undeveloped reserves attributable to the Oil and Gas Properties, in each case, as evaluated in the applicable Reserve Report or Interim Engineer’s Certificate. For the avoidance of doubt, the methodology utilized to calculate the total value of the Mortgaged Properties shall be the same methodology utilized to calculate the value of the proved reserves attributable to the Oil and Gas Properties in the applicable Reserve Report or Interim Engineer’s Certificate; and
          (v) With the delivery of each Reserve Report and, solely with respect to clause (B) below, with the delivery of each Interim Engineer’s Certificate, a certificate from the Borrower’s chief in-house engineer, substantially in the form of Exhibit F, certifying that: (A) the information contained in the Reserve Report and any other information delivered by the Borrower and its Subsidiaries in connection therewith is true and correct in all material respects and (B) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report or Interim Engineer’s Certificate, indicating which of such properties are Mortgaged Properties and demonstrating (y) the percentage the (i) the total value of the proved developed reserves attributable to such Oil and Gas Properties which are Mortgaged Properties bears to (ii) the total value of the proved developed reserves attributable to all such Oil and Gas Properties and (z) the percentage that (i) the total value of the proved undeveloped reserves attributable to such Oil and Gas Properties which are Mortgaged Properties bears to (ii) the total value of the proved undeveloped reserves attributable to all such Oil and Gas Properties.
     (g) (i) on or before each of the second, fourth, and sixth anniversaries of the Closing Date, appraisals of the vessels, remotely operated vehicles, and trenchers of the Loan Parties, and (ii) at the election of the Borrower, on each date that it delivers, as a result of any one or more upgrades, improvements, enlargements, re-configurations, acquisitions or completed constructions that it in good faith believes is material, a revised appraisal that covers either (A) each such affected vessel, remotely operated vehicle or trencher previously covered by the appraisal of vessels, remotely operated vehicles and trenchers, or revised appraisal for any such equipment, most recently-delivered pursuant to Section 4.01 or this Section 6.02(g) or (B) such newly acquired or constructed vessel, remotely operated vehicle or trencher, as the case may be (each of which revised appraisals shall, if applicable, replace the most-recently delivered appraisal, or portion thereof, pertaining to such equipment for which a revised appraisal is delivered and otherwise shall be read and utilized together with all other appraisals most-recently delivered pursuant to Section 4.01 or this Section 6.02(g)), in each case in a form and substance, and from an appraiser, reasonably acceptable to the Administrative Agent; and
     (h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall, upon request of the Administrative Agent, deliver paper copies of such documents to the Administrative Agent for any Lender that requests paper copies until the Administrative Agent notifies the Borrower to cease delivering paper copies and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting by it of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive or proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger

shall be entitled to treat any Borrower Materials that are not so marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any occurrence or event that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if any of the same resulted in or could be reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event, upon the Borrower obtaining knowledge thereof;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower and the Subsidiaries taken as a whole;
     (e) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;
     (f) of the occurrence of a Convertible Debt Event, such notice to be delivered to the Administrative Agent not less than five days after the occurrence of such Convertible Debt Event;
     (g) of the (i) occurrence of any Disposition of any Mortgaged Property, (ii) unless otherwise specifically provided in Section 2.06(b), occurrence of any Asset Disposition or Recovery Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(b) or (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(c), in each case, without regard to Section 2.06(f);
     (h) of the consummation of New Dive IPO and any subsequent public offering of Equity Interests of New Dive, each such notice to be delivered to the Administrative Agent not less than five Business Days after the occurrence of such event; and
     (i) of any public announcement by Moody’s or S&P of any change in a debt rating or the outlook with respect to the Borrower or the Facilities.
     Each notice pursuant to this Section 6.03 other than Sections 6.03(f) through (h) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, except to the extent reasonable self insurance meeting the same standards is maintained. Each Loan Party shall cause the Administrative Agent to be named at all times as loss payee in respect of each property or casualty insurance policy that such Loan Party is required to maintain under this Section with respect to the Collateral, and as an additional insured party in respect of each liability insurance policy that such Loan Party is required to maintain under this Section.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, and subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Borrower nor any Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. (a) Use the proceeds of the Credit Extensions made on the Closing Date to (i) finance in part the Remington Acquisition; (ii) refinance certain Indebtedness of the Borrower, Remington, and their Subsidiaries existing on the Closing Date; (iii) pay fees and expenses incurred in connection with the foregoing, the related equity issuance by the Borrower, the entering into and funding of the Facilities, and all related transactions, or (iv) any combination of the foregoing matters; and (b) use the proceeds of the Revolving Credit Loans and use the Letters of Credit to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries not in violation of any Law or of any Loan Document.
     6.12 Material Contracts. Perform and observe all the terms and provision of each Material Contract to be performed and observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms, except, in any case described in this Section 6.12, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     6.13 Additional Collateral; etc.
     (a) With respect to any property (other than any Excluded Property and other than any Oil and Gas Properties, which are subject to clause (b) below) acquired after the Closing Date by any Loan Party, including without limitation pursuant to Section 7.02(h), and any property that ceases to be Excluded Property (including the vessel currently named the Caesar upon termination of the related purchase option without exercise) promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject only to applicable Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.
     (b) With respect to the certificate delivered by the Borrower pursuant to Section 6.02 (f)(v)(B) (setting forth the percentage of total value of the proved developed reserves and the proved undeveloped reserves, respectively, that are Mortgaged Properties), in the event that the Mortgaged Properties do not represent at least 80% of the total value of the proved developed reserves attributable to the Oil and Gas Properties and at least 80% of the total value of the proved undeveloped reserves attributable to the Oil and Gas Properties, then the Borrower shall, and shall cause the Guarantors to, promptly, but in any event within 90 days of the date of delivery of such certificate, take all actions necessary and requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first-priority Lien on and security interest in additional Oil and Gas Properties not already subject to the Lien of the Mortgages (subject only to applicable Permitted Liens) such that after giving effect thereto, the proved reserves attributable to the Mortgaged Properties will represent at least 80% of each such total value, including without limitation executing Mortgages and other applicable Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent. In connection with the foregoing, the Borrower shall deliver to the Administrative Agent such legal opinions, title opinions, and other information relating to the newly mortgaged Oil and Gas Properties as shall be reasonably requested by the Administrative Agent, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (c) With respect to any new Subsidiary (other than, (y) a Subsidiary that, promptly upon its formation incurs Indebtedness pursuant to Section 7.03(h), to the extent such Subsidiary is prohibited under the documents governing such Indebtedness from taking any of the following actions and (z) in the case of clause (iii) below, a Foreign Subsidiary, and in the case of all clauses below, an Immaterial Foreign Subsidiary or an Excluded Foreign Subsidiary) created or acquired after the Closing Date including without limitation pursuant to Section 7.02(h), (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Immaterial Foreign Subsidiary or an Excluded Foreign Subsidiary), by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such new Subsidiary that is owned by such Loan Party (subject only to applicable Permitted Liens), (ii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guaranty and the Security Documents and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the collateral described in the Security Documents with respect to such new Subsidiary (subject only to applicable Permitted Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and receipt of applicable documents, if any.
     (d) With respect to (i) any new Excluded Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party, including without limitation pursuant to Section 7.02(h), and (ii) any Excluded Foreign Subsidiary of a Loan Party which Subsidiary is existing on the Closing Date but whose Equity Interests are not subject to a Foreign Pledge Agreement, if such Excluded Foreign Subsidiary ceases to be an Immaterial Foreign Subsidiary, promptly (A) execute and deliver to the Administrative Agent such amendments or addendums to the Security Documents or such other documents as the Administrative Agent deems necessary and requests in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to applicable Permitted Liens) in the Equity Interests of such Subsidiary that is owned by the applicable Loan Party, (provided that in no event shall more than 66% of the total outstanding Equity Interests of any such Excluded Foreign Subsidiary be required to be so pledged), and (B) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, in each case within a reasonable time following the applicable requests of the Administrative Agent and the receipt of any applicable documents.
     (e) Notwithstanding anything herein to the contrary, New Dive and its Subsidiaries shall not be required to grant to the Agent, for the benefit of the Secured Parties, a security interest in any property of New Dive or such Subsidiaries in which a security interest can not be perfected by the filing of a financing statement or possession pursuant to the UCC, so long as the New Dive IPO is consummated on or prior to October 31, 2006. If the New Dive IPO is not consummated on or prior to October 31, 2006, the Borrower shall promptly, but in any event prior to January 31, 2007 (i) cause New Dive and its Subsidiaries (other than any Excluded Foreign Subsidiaries) to (A) become parties to all additional Security Documents and (B) take such additional actions necessary and requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject only to applicable Permitted Liens) in the collateral described in the Security Documents with respect to New Dive and such Subsidiaries in which the Administrative Agent, for the benefit of the Secured Parties, does not have such a security interest as of such date, including, without limitation, the execution, delivery, and recordation of vessel mortgages in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

     6.14 Governmental Authorizations. If any filing, notice to, registration with, or consent or other action of any Governmental Authority is required to be made or obtained by the Borrower or any of its Subsidiaries under Law applicable to any of them to permit any Foreign Subsidiary to make payments on any intercompany note made by it or any Restricted Payments to any other Subsidiary or the Borrower, as applicable, promptly take such actions as are reasonably necessary to obtain permission for such Foreign Subsidiary to make such note payments or Restricted Payments without further Governmental Authority approval.
     6.15 Compliance with Environmental Laws. In each case, to the extent that the failure to do or cause to be done any of the following actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.16 Further Assurances. Promptly upon request by, and receipt of any applicable information and documents from, the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

     7.01 Liens. Create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens created pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) neither the property nor the description of the property covered thereby is changed other than as a result of Maintenance Capital Expenditures, (ii) the amount secured or benefited thereby is not increased other than as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed other than in a transaction that is not prohibited by Section 7.04, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes, assessments, other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, landlords’, or other like Liens, including common law maritime Liens or Liens under the Federal Maritime Lien Act or similar state statutes, arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

     (j) Liens on (i) Borrower’s Equity Interests in Deepwater Gateway, L.L.C. and all dividends and other distributions in respect of such Equity Interests in favor of each of Deepwater Gateway, L.L.C. and Delos Offshore Company, L.L.C. pursuant to the limited liability company agreement of Deepwater Gateway, L.L.C. and (ii) Borrower’s Equity Interests in Independence Hub, LLC and all dividends and other distributions in respect of such Equity Interests in favor of each of Independence Hub, LLC and Enterprise Field Services, LLC pursuant to the limited liability company agreement of Independence Hub, LLC;
     (k) Liens which secure amounts owing under and/or the terms of operating agreements, unitization and pooling agreements and orders, production handling agreements, processing agreements, transportation agreements, sales agreements, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral exploration and production business and that are entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Loan Documents, to the extent that such Liens do not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary, and which amounts are not delinquent or which are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;
     (l) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Subsidiary acquired the applicable Oil and Gas Property, which have been disclosed to the Administrative Agent;
     (m) Liens on leasehold interests of the Borrower or any Subsidiary created by the lessor of the applicable leased premises in favor of a mortgagee of such premises;
     (n) at any time after (or concurrently with the effectiveness of) the New Dive IPO, Liens securing Indebtedness permitted under Section 7.03(j) or 7.03(k); provided that such Liens do not at any time encumber any property other than property of New Dive and its Subsidiaries;
     (o) Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (p) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii) for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (q) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 7.03(n); provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof,

(ii) no such Lien is spread to cover any additional property or assets after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;
     (r) Liens securing Indebtedness (other than Guaranties) permitted under Section 7.03(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the amount of the costs and expenses of engineering, procurement, construction, and financing of the applicable asset;
     (s) Liens in favor of a banking or brokerage institution arising by operation of law or otherwise encumbering deposits or securities (including the right of set-off) held by such institution, in each case which arise in the ordinary course of business in connection with the provision of deposit or security account services and are within the general parameters customary in the banking or brokerage industry; and
     (t) Liens not otherwise permitted by any other clause of this Section 7.01 which secure Indebtedness in an aggregate outstanding principal amount not exceeding $10,000,000 at any time.
     7.02 Investments. Make any Investments, except:
     (a) Investments existing on the date hereof and listed on Schedule 7.02;
     (b) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;
     (c) Investments consisting of loans or advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for ordinary business purposes;
     (d) Investments of the Borrower in any Guarantor or in any Person that becomes a Guarantor contemporaneously with such Investment, and Investments of any Subsidiary in the Borrower or in another Guarantor or in any Person that becomes a Guarantor substantially contemporaneously with the making of such Investment;
     (e) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled customers and suppliers to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers and suppliers;
     (f) (i) Guarantees permitted by Section 7.03, and (ii) Guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Indebtedness;
     (g) Investments in joint ventures, if each of the following conditions is satisfied: (i) immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing, (ii) the aggregate amount of each such Investment shall not exceed $150,000,000, and (iii) the aggregate amount of all such Investments, net of the aggregate amount of consideration received from the Dispositions of all Investments theretofore made pursuant to this Section 7.02(g), shall not exceed, when taken together with the aggregate price paid for the purchase, redemption, or other acquisition of Equity Interests of the Borrower since the Closing Date pursuant to Section 7.06(c), $300,000,000 on a cumulative basis since the Closing Date;
     (h) Investments as a result of Acquisitions, if each of the following conditions is satisfied: (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) the aggregate amount of Acquisition Consideration for all Acquisitions (excluding the Remington Acquisition) during any fiscal year of the Borrower shall not exceed $200,000,000, (iii) such Acquisition shall not be opposed by the board of directors or similar governing body of the Person or assets being acquired, (iv) the acquired Person or assets are in substantially the same business as the Borrower or any of its Subsidiaries or any business reasonably related or incidental thereto and (v) the Borrower complies (or causes compliance with) all requirements of Section 6.13 with respect to the acquired Person or assets;
     (i) cash Investments consisting of Capital Expenditures permitted pursuant to Section 7.12;
     (j) Investments in any Person to the extent such Investment represents the non-cash portion of consideration received for a Disposition of any property that was made pursuant to and in compliance with Section 7.05;
     (k) any Investments received solely in exchange for Equity Interests consisting of common stock of the Borrower or, following the New Dive IPO, New Dive (excluding, in each case, any Equity Interests that would constitute Indebtedness);
     (l) Swap Contracts conforming to the description in Section 7.03(d), and to the extent applicable, permitted by Section 7.17;
     (m) Investments consisting of intercompany Indebtedness permitted to be incurred under, and complying with the requirements of, Section 7.03;
     (n) Investments not otherwise permitted by any other clause of this Section 7.02 which do not exceed, in the aggregate, $10,000,000 in any fiscal year of the Borrower.
Notwithstanding anything in this Section 7.02 or elsewhere in this Agreement to the contrary, in no event shall aggregate Investments in all Subsidiaries that are not Loan Parties, including Investments as a results of Acquisitions, exceed $100,000,000.
     7.03 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness existing on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
     (c) Guarantees of the Borrower or any Subsidiary in respect of (i) Indebtedness otherwise permitted hereunder and (ii) Indebtedness of joint ventures in which such Person owns Equity Interests in an aggregate amount not to exceed $150,000,000;
     (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than as a result of offset or similar rights; and (iii) in the case of Hydrocarbon Swap Contracts, such obligations are permitted under Section 7.17;
     (e) Indebtedness in respect of capital leases, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000, and refinancings, refundings, extensions and renewals of any such Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to the Loan Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the range of the market interest rates then available to the obligor thereunder for comparable transactions, and (iii) if such Indebtedness is subordinated to the Obligations, the terms relating to subordination of any such refinancing, refunding, renewal or extending Indebtedness are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
     (f) unsecured Indebtedness, including Indebtedness owed by the Borrower to New Dive, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
     (g) unsecured Indebtedness that (A) has no maturity earlier than twelve months after the Term Loan Maturity Date, (B) does not require any scheduled repayment, defeasance, or redemption of any principal amount thereof prior to maturity, and (C) is subject to covenants, terms, and conditions which are no more restrictive than the covenants, terms, and conditions of this Agreement;
     (h) Indebtedness incurred by a Wholly Owned Subsidiary of the Borrower for the construction of a vessel, floating production system, or tension leg platform, provided that (i) such Subsidiary is a Domestic Subsidiary created for the purpose of constructing and owning such vessel, floating production system, or tension leg platform and owns no other material assets, (ii) such Subsidiary is the sole owner of such vessel, floating production system, or tension leg platform, (iii) neither the Borrower nor any of its other Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, except that the Borrower or any Subsidiary may provide an unsecured Guarantee in favor of the United States Maritime Administration with respect to any such Indebtedness Guaranteed by the United States Maritime Administration, and (iv) all expenditures with respect to the construction of the applicable vessel, floating production system, or tension leg platform are made in compliance with Section 7.12;
     (i) in the case of the Borrower or any Subsidiary of the Borrower which is a Loan Party, Indebtedness owed to the Borrower or any other Loan Party, provided that in each case such Indebtedness shall (i) be permitted by Section 7.02 and (ii) be subordinated to the Obligations on the terms set forth on Annex I to Schedule 7.03, or on other terms reasonably acceptable to the Administrative Agent;
     (j) at any time after (or concurrently with the effectiveness of) the New Dive IPO, Indebtedness of New Dive and its Subsidiaries;
     (k) at any time after (or concurrently with the effectiveness of) the New Dive IPO, Guarantees of New Dive and/or the Subsidiaries of New Dive in respect of Indebtedness permitted pursuant to clause (j) above and clause (m) below.
     (l) Indebtedness incurred in connection with performance bonds required of operators by state or governmental agencies which the Borrower or any Subsidiary is required to post in connection with its activities as operator of Oil and Gas Properties up to the aggregate amount of $25,000,000 outstanding;
     (m) until the application of Section 7.03(j), unsecured Indebtedness of CDI Vessel Holdings, LLC in an aggregate principal amount not to exceed $150,000,000 that (i) does not provide for any scheduled repayment, defeasance, or redemption of any principal amount thereof prior to October 31, 2006, (ii) does not contain any prepayment premiums or make-whole payments, and (iii) is subject to covenants, terms, and conditions which are no more restrictive than the covenants, terms, and conditions of this Agreement, which Indebtedness may be Guaranteed, on an unsecured basis, by the Borrower until the earlier of (A) the date of the New Dive IPO and (B) October 31, 2006 (after which date such Guaranty shall no longer be permitted hereunder); provided that notwithstanding the foregoing, if the New Dive IPO has not been consummated by October 31, 2006, the Borrower may provide an unsecured Guaranty of such unsecured            Indebtedness thereafter, until the date of the New Dive IPO, for a period not to exceed 60 consecutive days (after which date such Guaranty shall no longer be permitted hereunder); and
     (n) Indebtedness of a Person which becomes a Subsidiary after the date hereof in an aggregate outstanding principal amount not exceeding, together will all the aggregate outstanding principal amount of all other Indebtedness pursuant to this Section 7.03(n), $25,000,000 at any time, provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) neither the Borrower nor any of its other Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness or (B) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness, and (iii) immediately after giving effect to the acquisition of such Person by the Borrower or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing.
     7.04 Fundamental Changes. Other than (i) a merger of the Borrower or a Domestic Subsidiary to effectuate a reincorporation or statutory conversion in another state of the United States or (ii) a statutory conversion in any state of the United States, in either case upon at least 30 days’ prior written notice to the Administrative Agent, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with or dissolving into another Subsidiary, the Guarantor shall be the continuing or surviving Person;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;
     (c) the Borrower or any of its Subsidiaries may merge with another Person to effectuate an Acquisition permitted by Section 7.02(h); provided that the Borrower or the applicable Subsidiary is the acquiring or surviving entity (or, with respect to any merger by a Subsidiary of the Borrower, the surviving entity becomes a Subsidiary in the transaction); and provided further that if such merging Subsidiary is a Guarantor, the surviving entity becomes a Guarantor and complies with the requirements for new Guarantors under Section 6.13; and

     (d) the Borrower or any Subsidiary may Dispose of all of the Equity Interests of any Subsidiary in accordance with Section 7.05(n).
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except (without duplication):
     (a) Dispositions of obsolete, surplus or worn out property or property that is no longer used or useful for the business of the Borrower or any Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;
     (b) Dispositions of inventory (including inventories of Hydrocarbons produced from the Oil and Gas Properties) and Cash Equivalents, charters of vessels, and leases of equipment, in each case in the ordinary course of business;
     (c) Dispositions of property to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
     (d) (i) Dispositions permitted by Section 7.04, and (ii) Restricted Payments permitted by Section 7.06;
     (e) The Disposition of the Equity Interests of New Dive and of the New Dive Assets (whether prior to, contemporaneously with, or after the New Dive IPO) pursuant to the New Dive Transaction;
     (f) farm-outs of undeveloped acreage and assignments in connection with such farm-outs or the abandonment, farm-out, exchange, lease or sublease of Oil and Gas Properties not containing proved reserves;
     (g) the trade or exchange of Oil and Gas Properties for Oil and Gas Properties of equivalent value (including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value); provided that any Oil and Gas Properties to which any proved reserves are attributed in the most recent Reserve Report or Interim Engineer’s Certificate delivered hereunder may be traded or exchanged hereunder only for Oil and Gas Properties to which comparable quantities of proved reserves are attributable;
     (h) the Disposition of assets received pursuant to Section 7.02(e)(ii);
     (i) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;
     (j) any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority;
     (k) Dispositions, in one transaction or a series of related transactions, of assets (other than Equity Interests of Subsidiaries) of the Borrower and the Subsidiaries with a fair market value not exceeding $2,500,000 and made in the ordinary course of business;

     (l) Dispositions of assets, other than Collateral, constituting non-cash contributions to a joint venture to the extent such Investment is permitted pursuant to Section 7.02(g) (for the purpose of determining compliance with the limitations of such Section, the assets shall be valued at the value attributed thereto in the applicable joint venture agreement or, if greater, fair market value);
     (m) The exchange of any vessel for any vessel of equivalent value (including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value); provided that any vessel constituting Collateral may be traded or exchanged hereunder only for a vessel or vessels which become Collateral in accordance with the requirements of Section 6.13 (and which vessel must be flagged under a jurisdiction in which any vessel of the Borrower or any of its Subsidiaries is flagged on the date of this Agreement, or other jurisdiction reasonably acceptable to the Administrative Agent);
     (n) The Borrower or any Subsidiary may Dispose of (including by means of a merger of such Subsidiary) the Equity Interests of a Subsidiary; provided that (i) no less than all of the Equity Interests of the Borrower and its Subsidiaries in the applicable Subsidiary are Disposed of concurrently, (ii) all such Dispositions shall be made for fair market value and (iii) the Subsidiary so Disposed of shall not, on an aggregate basis with all other Subsidiaries Disposed of pursuant to this Section 7.04(d), account for (y) assets having an aggregate book value of greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries or (y) Consolidated EBITDA exceeding 5% of the Consolidated EBITDA of the Borrower, in each case determined as of the end of the fiscal quarter most recently ended;
     (o) The granting of any Lien permitted hereunder and dispositions of property subject to any such Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder’s claim;
     (p) Dispositions of vessels, Oil and Gas Properties, remotely operated vehicles and trenchers, and joint ventures interests by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) no Person may Dispose of Equity Interests of Subsidiaries pursuant to this clause (p), (ii) at the time of such Disposition, no Default shall exist or would result from such Disposition, (iii) except as otherwise specifically provided below, no less than 80% of the consideration received for any such asset shall in the form of cash (which, solely for purposes of this clause (p), shall be deemed to include any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guaranty thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Subsidiary from further liability), and (iv) the fair market value of all property Disposed of in reliance on this clause (p) in any fiscal year shall not exceed the following respective amounts for the following types of property: (A) $50,000,000 in the case of vessels (exclusive of, following the New Dive IPO, vessels owned by New Dive or any of its Subsidiaries), (B) $75,000,000 in the case of Oil and Gas Properties, (C) $10,000,000 in the case of remotely operated vehicles and trenchers (exclusive of, following the New Dive IPO, remotely operated vehicles and trenchers of New Dive or any of its Subsidiaries), and (D) $150,000,00 in the case of joint venture interests (exclusive of, following the New Dive IPO, joint venture interests of New Dive or any of its Subsidiaries). With respect to farmouts of proved undeveloped Oil and Gas Properties pursuant to clause (B) above, the Borrower or applicable Subsidiary shall not be required to obtain at least 80% of the total consideration therefor in the form of cash, and may farmout such properties in exchange for the Borrower’s or applicable Subsidiary’s portion of the development costs of the applicable property provided, however, that any Disposition pursuant to clauses (a) through (g), (j)(ii), (k), (m), (n) and (p) shall be for fair market value.
For purposes of determining compliance with this Section 7.05, the fair market value of any property Disposed of for consideration not consisting entirely of cash shall be the sum of the cash portion of the consideration, if any, and the fair market value of the non-cash portion of the consideration, as reasonably determined by the Borrower in good faith.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary may declare and make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) so long as no Default shall have occurred and be continuing (i) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests and (ii) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it provided that with respect to this clause (ii) the aggregate price paid for all such purchased, redeemed, or otherwise acquired Equity Interests after the Closing Date may not exceed, on a cumulative basis since the Closing Date, an amount equal to the lesser of (A) $50,000,000 and (B) an amount not to exceed, when taken together with the aggregate amount of Investments made pursuant to Section 7.02(g)(iii) since the Closing Date, $300,000,000 (on a cumulative basis since the Closing Date);
     (d) so long as no Default shall have occurred and be continuing, the Borrower may declare and make cash dividends in respect of the Convertible Preferred Stock; and
     (e) the Borrower may redeem or convert the Convertible Preferred Stock for common stock of the Borrower.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions as follows: (i) transactions between or among the Borrower and any Guarantor or between and among any Guarantors; (ii) any Restricted Payment permitted by Section 7.06; (iii) Investments permitted under Section 7.02(d); (iv) loans and advances permitted under Section 7.02(c) and Guarantees permitted under Section 7.02(f); (v) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors; (vi) the performance of any agreement set forth under Schedule 7.08 and as in effect on the date hereof or as otherwise in a form as provided on such Schedule; and (vii) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary.
     7.09 Burdensome Agreements. Except for restrictions and conditions (1) imposed by Law, (2) existing on the date hereof, together with each extension, renewal, amendment or modification to the extent it does not expand the scope of any such restriction or condition or otherwise make the same more restrictive, (3) of a customary nature contained in agreements relating to the Disposition of a Subsidiary otherwise permitted under this Agreement pending such Disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be Disposed of, (4) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the Disposition or distribution of assets of such joint venture or (5) contained in any agreement of New Dive or any of its Subsidiaries relating to Indebtedness otherwise permitted under this Agreement, so long as such restrictions and conditions apply only to New Dive, its Subsidiaries and their property and assets, enter into any Contractual Obligation (other than this Agreement or any other Loan Document, or any related document, instrument or agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or permit to exist Liens on its property to secure the Obligations; provided, however, that this clause (iii) shall not (A) prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted by Section 7.01(f), (i), (q), (r), (s) or (t) and secured Indebtedness permitted under Section 7.03(e), (h), or (n) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and (B) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Financial Covenants.
     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.75 to 1.00.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50 to 1.00.
     (c) Collateral Coverage Ratio. Permit the Collateral Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than (i) until the earlier of (A) the date of the consummation of the New Dive IPO and (B) June 30, 2007, 1.40 to 1.00 and (ii) thereafter, 1.50 to 1.00; provided, however, that on the day, if any, that the Facilities are rated BBB- or higher by S&P and Baa3 or higher by Moody’s and no Default exists, then this Section 7.11(c) automatically, and without further act or occurrence, shall be permanently deleted from this Agreement and any reference in any other Loan Document.
     7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year for the applicable category of asset:

	Amount – Oil and Gas	Amount – All Other
Fiscal Year	Properties	Assets

2006	$470,000,000	$480,000,000

2007	$450,000,000	$225,000,000

2008 and thereafter	$400,000,000	$250,000,000
; provided however that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided further that if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above. In addition, the Borrower may, at its election, transfer up to 50% of the amount set forth above for either category for any fiscal year to the other category on the following terms: (i) the Borrower shall notify the Administrative Agent of the amount it wishes to transfer and the category to which it wishes to transfer such amount at the time of delivery of its annual business plan pursuant to Section 6.01(c), (ii) the amount permitted to be expended under the other category shall be automatically and correspondingly decreased by the amount so transferred, and (iii) any amount so transferred will be deemed used only after the expenditure of all other amounts expended in such fiscal year under such category, and (iv) any amount so transferred may not be carried over for expenditure in the next following fiscal year.

     7.13 Amendment of Organizational Documents. Amend any of its Organizational Documents other than any such amendment (a) made solely in connection with a transaction that is otherwise permitted under this Agreement and (b) that would not reasonably be expected to have a Material Adverse Effect.
     7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) as the Borrower reasonably deems necessary to comply with any Law, or (b) fiscal year.
     7.15 Prepayments, Etc. of Indebtedness. Make any payment in violation of any subordination terms of any Indebtedness for borrowed money, or prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) any Indebtedness for borrowed money, other than (i) intercompany Indebtedness, (ii) Indebtedness in connection with a refinancing, refunding, extension or renewal to the extent such refinancing, refunding, extension or renewal is permitted by Section 7.03(b), or (e), (iii) Indebtedness under Swap Contracts permitted by Section 7.03(d), (iv) secured Indebtedness that becomes due as a result of the Disposition of the property securing such Debt to the extent that such Disposition is permitted by Section 7.05, (v) payments with respect to Decommissioning Liabilities, (vi) payments in respect of the Obligations, (vii) (A) scheduled interest payments in respect of the Convertible Notes required to be made in cash and (B) the payment of the Cash Settlement in connection with any Conversion, and payment of the Repurchase Price (as defined in the Convertible Notes Indenture) in connection with any Repurchase pursuant to Section 3.07 of the Convertible Notes Indenture, in each case, made by the Borrower, and provided that after giving effect to any such Cash Settlement or Repurchase Price (1) the Availability shall not be less than an amount that, when taken together with all other liquid assets of the Borrower and its Subsidiaries and all capital and funds which at such time the Borrower and its Subsidiaries reasonably anticipate obtaining, is sufficient to provide the Borrower and its Subsidiaries with sufficient liquidity to pay their debts, liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, which sufficiency shall be certified to the Administrative Agent by Responsible Officer of the Borrower, and (2) the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 7.11 computed on a pro forma basis (giving effect to such payment) as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01; and (viii) prepayment of Indebtedness permitted pursuant to Section 7.03(j) or (m).
     7.16 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, other than (i) any such interest in any Subsidiary which is, directly or indirectly, a Wholly Owned Subsidiary of Borrower or (ii) pursuant to an Investment permitted by Section 7.02 (a), or (g).
     7.17 Hydrocarbon Swap Contracts. Enter into or otherwise be liable in respect of obligations (contingent or otherwise) existing or arising under any Hydrocarbon Swap Contract unless at all times: (a) any such contract is permitted under Section 7.03(d), (b) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration reasonably acceptable to Administrative Agent) for any single month does not in the aggregate exceed 75% at any time of Borrower’s and its Subsidiaries’ aggregate projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of such contract or such month, as applicable, anticipated (at the time such Hydrocarbon Swap Contract is entered into) to be sold in the ordinary course of the Borrower’s and its Subsidiaries’ businesses for such month, and (c) each such contract is with (i) a Hedge Bank or (ii) a counterparty, or a counterparty that has a guarantor of the obligation of such counterparty, whose non-credit-enhanced, senior unsecured long-term debt is rated at least “A” by S & P and “A2” by Moody’s at the time the contract is made.
     7.18 Off-Balance Sheet Liabilities. Create, incur, assume or suffer to exist any Off-Balance Sheet Liabilities.
     7.19 Modification of Convertible Senior Notes. The Borrower will not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the Convertible Senior Notes (a) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Convertible Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (b) which increases the amount or shortens the time of payment of the Cash Settlement; (c) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions; or (d) which otherwise adversely affects the interests of the Lenders as senior creditors or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05 (with respect to the Borrower) 6.10, or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date on which the Borrower or such Loan Party obtains, or reasonably should have had, knowledge of such failure and (ii) the date on which the Borrower or such Loan Party receives notice thereof from the Administrative Agent; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject the Borrower or any Subsidiary to liability individually or in the aggregate in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations with respect to Secured Hedge Agreements, ratably among the Lenders, the L/C Issuers and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to payment of Obligations with respect to Secured Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
          (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the applicable L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or Syndication or Documentation Agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.10 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender of the L/C Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, including any Disposition pursuant to Section 7.05(p) and the Disposition of the Equity Interests of New Dive and of the New Dive Assets pursuant to the New Dive Transaction; provided that (A) Liens on the New Dive Assets that are owned by New Dive or any of its Subsidiaries on or prior to the consummation of the New Dive IPO shall be released only upon the consummation of the New Dive IPO and (B) Liens on the New Dive Assets that are acquired by New Dive or any of its Subsidiaries subsequent to the consummation of the New Dive IPO shall be released only upon the Disposition of the applicable New Dive Assets to New Dive or any of its Subsidiaries, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);
     (c) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, and to release

New Dive and its Subsidiaries from their obligations under the Guaranty and the other Loan Documents upon consummation of the New Dive IPO; and
     (d) to release any Liens, or to release any Guarantor from its obligations under the Loan Documents, in each case in accordance with Section 10.17.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Loan Documents pursuant to this Section 9.10.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) – (u) (inclusive) or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender, or amend, modify or waive any condition precedent set forth in Section 4.02 to any Credit Extension under the Revolving Credit Facility (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such Credit Extension to be made) without the consent of the Required Revolving Credit Lenders;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the proviso immediately following clause (i) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

     (e) change (i) Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(d) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
     (f) change any provision of this Section or the definition of “Required Lenders,” “Required Revolving Credit Lenders,” “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility;
     (g) release all or substantially all of the Collateral (other than as permitted by the Loan Documents) in any transaction or series of related transactions, without the written consent of each Lender;
     (h) release all or substantially all of the value of the Guaranty (other than as permitted by the Loan Documents) without the written consent of each Lender;
     (i) permit an Interest Period with a duration in excess of 6 months under the Term Facility without the written consent of each Term Lender;
     (j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Document, nor shall a Defaulting Lender’s vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each other L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent made pursuant to this Agreement may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE) INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS

RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY A L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction..
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment in respect of the Term Commitment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, and $1,000,000, in the case of any assignment in respect of the Term Commitment, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is (y) in the case of an assignment in respect of any Revolving Credit Commitment, to a Revolving Credit Lender or (z) in the case of any assignment in respect of any Term Loan, to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility or, in the case of any assignment in respect of any Term Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required by any assignment of any Revolving Credit Commitment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. For the avoidance of doubt, no part of any such processing and recordation fee shall be payable by or otherwise for the account of any Loan Party, directly or indirectly. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. The assignor shall, if its entire Commitment was assigned, return the cancelled original Note of such assignor to the Borrower following a request therefor. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a competitor of the Borrower (as defined below), or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. As used above, a “competitor” of the Borrower shall mean any Person principally engaged in the business of exploration for and production of oil and/or gas, providing contracting services to others with respect to oil and/or gas exploration and production, or a combination of the foregoing. The Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers a proposed Participant to be a competitor. Any such determination shall be made by the Borrower promptly and in good faith.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the

Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall constitute the express waiver by the Borrower of the foregoing limitation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and all costs, fees and expenses related to any such pledge, including the release thereof, shall be for the sole account of such Lender (without, for the avoidance of doubt, direct or indirect reimbursement from any Loan Party).
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to its Granting Lender and (ii) disclose on a confidential basis as provided herein any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) of this Section, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Additionally, if at any time any other Lender serving as an L/C Issuer hereunder assigns all of its Commitment and Revolving Credit Loans pursuant to subsection (b) of this Section, such Lender shall, upon 30 days’ notice to the Administrative Agent and the Borrower, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer. If such Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in each such case, such Person shall, if permitted by law, notify the Borrower of such occurrence as soon as reasonably practicable following the service of any such process on such Person), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest (including amounts not so denominated but deemed to be “interest” under applicable law) charged, paid, collected, taken, reserved, or agreed to be paid under any Loan Document shall not exceed the maximum amount or maximum rate of non-usurious interest permitted to be contracted for, charged, collected, reserved, taken or received by applicable Law (the “Maximum Amount and the “Maximum Rate”, as the case may be). If the Administrative Agent, any L/C Issuer or any Lender shall contract for, charge, collect, reserve, take or receive such interest in an amount that exceeds the Maximum Amount or calculated at the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall any Person ever be liable for the payment of unearned interest on, or in respect or as a part of, the Obligations. In determining whether the interest contracted for, charged, collected, reserved, taken or received exceeds the Maximum Amount or an amount calculated at the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04 or gives a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) and does not subsequently designate a different Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates as provided in Section 3.06(a), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04, a notice pursuant to Section 3.02 (which notice is not given by other similarly situated Lenders) not followed by the designation of a different Lending Office or assignment to another office, branch or affiliate as provided in Section 3.06(a), or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT

OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith provided as of the date hereof are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each has acted solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.17 Collateral and Guaranty Matters.
     (a) Liens granted to or held by the Administrative Agent under any Loan Document shall be released as follows: (i) with respect to all such Liens, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit; (ii) with respect to any Lien on property that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, including any Disposition pursuant to Section 7.05(p) and the Disposition of the Equity Interests of New Dive and of the New Dive Assets pursuant to the New Dive Transaction (A) in the case of any such property other than the New Dive Assets, including the Equity Interests of New Dive, automatically upon such Disposition thereof and (B) in the case of the New Dive Assets, as follows: (y) Liens on the New Dive Assets that are owned by New Dive or any of its Subsidiaries on or prior to the consummation of the New Dive IPO shall be released automatically upon the consummation of the New Dive IPO and (z) Liens on the New Dive Assets that are acquired by New Dive or any of its Subsidiaries subsequent to the consummation of the New Dive IPO shall be released automatically upon the Disposition of the applicable New Dive Assets to New Dive or any of its Subsidiaries; and (iii) with respect to any other Lien, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.
     (b) Guarantors shall be released from their respective Obligations under the Loan Documents as follows: (i) with respect to all Guarantors, upon termination of the Aggregate Commitments, payment in full of all Obligations (other than contingent indemnification Obligations and any Obligations under any Secured Cash Management Agreement or Secured Hedge Agreement which are not then due and payable), and expiration or termination of all Letters of Credit (provided that the foregoing release shall not apply to any obligations that expressly survive the termination of the applicable Loan Document, repayment of the

Obligations or termination of the Aggregate Commitments); (ii) with respect to any Person that ceases to be a Subsidiary as a result of a transaction permitted hereunder, automatically upon such Person so ceasing to be a Subsidiary, (iii) with respect to New Dive and its Subsidiaries, New Dive and its Subsidiaries shall automatically be released from their respective Obligations under the Guaranty and the other Loan Documents upon consummation of the New Dive IPO, and (iv) with respect to any other release of a Guarantor, and subject to Section 10.01, upon approval, authorization or ratification in writing by the Required Lenders of such release thereof.
     (c) The Administrative Agent will, at the Borrower’s expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of any Lien or Guarantor in accordance with this Section 10.17.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ A. WADE PURSELL
A. Wade Pursell
Senior Vice President
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DAVID A. JOHANSON

Name: David A. Johanson Title: Vice President
Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ DAVID BATSON

Name: David Batson
Title: Senior Vice President
Signature Page to Credit Agreement

NATEXIS BANQUES POPULAIRES, as a Lender and as a Co-Syndication Agent

By:	/s/ TIMOTHY POLVADO

Name: Timothy Polvado
Title: Vice President and Group Manager

By:	/s/ LOUIS P. LAVILLE, III

Name: Louis P. Laville, III Title: Vice President and Group Manager
Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ PAUL W. COLE

Name: Paul W. Cole Title: Vice President
Signature Page to Credit Agreement

JPMORGAN CHASE BANK, NA, as a Lender and as a Co-Syndication Agent

By:	/s/ DIANNE L RUSSELL

Name: Dianne L Russell Title: Vice President
Signature Page to Credit Agreement

WHITNEY NATIONAL BANK, as a Lender and as a Co-Syndication Agent

By:	/s/ HARRY C. STAHEL

Name: Harry C. Stahel Title: Senior Vice President
Signature Page to Credit Agreement

ING CAPITAL LLC

By:	/s/ SUBHA PASUMARTI

Name: Subha Pasumarti Title: Director
Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ M.D. Smith

Name: M.D. Smith Title: Agent
Signature Page to Credit Agreement

COMERICA BANK

By:	/s/ HUMA VADGAMA

Name: Huma Vadgama Title: Vice President
Signature Page to Credit Agreement

REGIONS BANK

By:	/s/ DAMIAN HORAN

Name: Damian Horan Title: Assistant Vice President
Signature Page to Credit Agreement

RZB FINANCE LLC

By:	/s/ JOHN A. VALISKA

Name: John A. Valiska Title: First Vice President

By:	/s/ CHRISTOPH HOEDL

Name: Christoph Hoedl Title: Group Vice President
Signature Page to Credit Agreement